                                                                   EXHIBIT 10.65

                              CONSENT AND AGREEMENT
                                       TO
                               BUYOUT AND RELEASE
                      (ARGOVITZ - SHINGLE SPRINGS PROJECT)

     THIS CONSENT AND AGREEMENT TO BUYOUT AND RELEASE is made and entered into this 30th day of January, 2003, by and among Jerry A. Argovitz ("Argovitz") Lakes KARSS-Shingle Springs, L.L.C., a Delaware limited liability company (the "Project Company"), Lakes Entertainment, Inc. f/k/a Lakes Gaming, Inc. ("Lakes Entertainment"), and Lakes Shingle Springs, Inc. (hereinafter referred to as "LASS" and which entity is a wholly owned subsidiary of Lakes Gaming and Resorts, LLC which is a wholly owned subsidiary of Lakes Entertainment).

                                    RECITALS

WHEREAS, Kean Argovitz Resorts-Shingle Springs, L.L.C. ("KARSS" and a limited liability company owned by Kevin M. Kean ("Kean") and Argovitz) previously entered into a Development Agreement, Management Agreement and related documents (the "Original Development Documents") with the Shingle Springs Band of Miwok Indians (the "Tribe") related to the design, construction and management of a new Indian gaming facility on its tribal lands (the "Project");

WHEREAS, pursuant to a letter agreement dated June 21, 1999 (the "Letter Agreement") between KARSS and Lakes Entertainment, such parties agreed to form a joint venture to design, construct and manage the Project and in connection therewith executed or caused to be executed each of the documents described below (collectively with the Letter Agreement, the "Joint Venture Documents"):

      (i) LASS and KARSS created and are the sole members of the Project Company pursuant to that certain Operating Agreement dated July 29, 1999 (the "Operating Agreement");

      (ii) Pursuant to that certain Assignment and Assumption Agreement dated July 29, 1999 between LASS and the Project Company, KARSS assigned to the Project Company all of KARSS's right, title and interest in and to the Original Development Documents;

      (iii) Pursuant to that certain Assignment and Assumption Agreement and Consent to Assignment and Assumption dated July 29, 1999, among Lakes Entertainment, LASS and KARSS, Lakes Entertainment assigned to LASS all of Lakes Entertainment's right, title and interest in and to the Letter Agreement;

      (iv) Pursuant to that certain Guaranty dated July 29, 1999 executed by Lakes Entertainment in favor of KARSS (the "Guaranty"), Lakes Entertainment guaranteed the obligations of LASS under the Operating Agreement and certain other documents described with specificity therein;

      (v) Pursuant to that certain Management Agreement dated July 29, 1999 between LASS and the Project Company (the "LASS Management Agreement"), the parties agreed that LASS would provide certain management services on behalf of the Project Company with respect to the Project;

      (vi) Pursuant to the Letter Agreement and the Operating Agreement, LASS has extended certain loans to the Project Company referred to as the "Development Loan" and "Equity Advance" which are evidenced by a certain Promissory Note dated July 29, 1999 made payable by the Project Company to LASS in (the "Project Company Note"), which Note is secured by that certain Security Agreement dated July 29, 1999 executed by the Project Company in favor of LASS, pursuant to which the Project Company granted LASS a security interest in all of its assets; such Note is also sometimes referred to as the "Interim Promissory Note"; and

      (vii) LASS extended a $970,000 loan to KARSS the repayment of which is evidenced by certain Promissory Note dated July 29, 1999 made payable by KARSS to LASS in the original principal amount of $970,000 (the "KARSS Note"), which Note is secured by that certain Pledge Agreement dated July 29, 1999 executed by KARSS in favor of LASS (the "KARSS Pledge Agreement") pursuant to which KARSS granted LASS a security interest in all of KARSS membership interest and related rights in and to the Project Company; and

WHEREAS, the Original Development Documents were amended and restated pursuant to that certain Memorandum of Agreement Regarding Gaming Development and Management Agreement (the "Amended Management Agreement") and related documents dated as of May 5, 2000 (as heretofore and hereafter amended, the Amended Management Agreement and such related documents shall be collectively referred to as the "Amended Development Documents");

WHEREAS, to achieve regulatory approvals in a timely manner for the Amended Management Agreement and related documents and agreements, if necessary, related to the Project from the National Indian Gaming Commission (the "NIGC") and other applicable regulatory authorities (the "Regulatory Approvals"), KARSS and Argovitz have agreed to enter into this Agreement;

WHEREAS, the parties hereto believes that its execution of this Agreement is in the best interest of the Tribe to preserve and protect the Project, from which all tribal members should benefit, and in order to move the Project forward in a timely manner without delay, the parties hereto desire to enter into this Agreement; and

WHEREAS, Lakes Entertainment and Lakes Resorts, to the best of their knowledge and based upon conversations with staff of the NIGC, believe this Agreement will be acceptable to the

NIGC and the NIGC will take no affirmative action to nullify or otherwise disrupt this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and to induce the Project Company, LASS, Lakes Entertainment and KARSS to enter into the KARSS Buyout Agreement (as hereinafter defined), the parties agree as follows:

1. BUYOUT/RIGHT OF REPURCHASE. Pursuant to that certain Buyout and Release Agreement dated January 30, 2003 between KARSS, the Project Company, Lakes Entertainment and LASS (the "KARSS Buyout Agreement") and for and in consideration of $1.00, KARSS has absolutely sold and conveyed to LASS all of KARSS's right, title and interest in the Project Company and each of the Joint Venture Documents (the "Transferred Rights"). The parties hereto acknowledge and agree that if and when Argovitz has obtained all necessary Regulatory Approvals so as to permit such party to be a member of the Project Company, then Argovitz shall upon providing written notice thereof to LASS (each such date hereinafter referred to as a "Regulatory Approval Notice Date") have the right for the payment of $1.00 to repurchase the Transferred Rights in lieu of the making any elections under Section 2 hereof and Argovitz shall be admitted to the Project Company on substantially the same terms as are applicable to KARSS under the Joint Venture Documents on the date hereof; provided further however, that (a) Argovitz shall respectively only be entitled to a fifteen percent (15%) ownership interest and related financial rights in the Project Company under the Joint Venture Documents, (b) Argovitz shall (i) assume fifty percent (50%) of the then outstanding obligations under the KARSS Note by executing a new promissory note in favor of LASS, which Note shall continue to accrue interest from the date hereof, be secured and otherwise be repayable on the same terms and conditions currently applicable to KARSS under the terms of the KARSS Note, the KARSS Pledge Agreement and the other applicable Joint Venture Documents, including without limitation, that the repayment of such obligation will be secured by a first priority security interests upon Argovitz's membership interest and rights in the Project Company, and (ii) as a further condition hereto, Argovitz shall assume 50% of the "KAR Note" as contemplated by Section 1(b) of the Argovitz Jamul Consent and the same shall be cross-collateralized and repayable by the same collateral under the KARSS Pledge Agreement described above on the same terms as are provided under Section 23 of the "Letter Agreement" referenced in the Recitals to this Agreement, and (c) Argovitz shall not be entitled to any share of profits or income of the Project Company accruing from the Project or any other source prior to the applicable Regulatory Approval Notice Date. As of September 30, 2002, fifty percent of the KARSS Note obligation would have equaled principal of $485,000 and accrued interest of $112,038.50.

2. SALE OF ASSET ELECTION. If Agrovitz shall so elect in a written notice to LASS at any time prior to exercising his rights under Section 1 hereof (such notification date hereinafter referred to as a "Election Date"), his rights under Section 1 hereof shall terminate and in lieu thereof LASS shall pay to Argovitz, the "Purchase Amount" as set forth below as the sole payment for his past interest in the Project and Project Company. The "Purchase Amount" shall be equal to $1,000,000 for each year or portion thereof (and such annual amount shall be prorated based on a

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365 day year in which both of the following conditions were satisfied for only part of any calendar year) that both of the following conditions are satisfied:
(a) Class III Gaming is being conducted at the new Project and (b) during such period either the Project Company is the manager of the Project (with LASS or another Subsidiary of Lakes Entertainment continuing as a member of such entity) or LASS or another Subsidiary of Lakes Entertainment is the direct manager of the Project; provided however that (i) such amounts shall be payable only during the initial term of the Amended Management Agreement which term may be up to seven (7) years subject to tribal and NIGC approval and not for any renewal term or other period thereafter, and (ii) Argovitz shall not be entitled to any Purchase Amount for the period accruing prior to the Election Date. Subject to the satisfaction of the foregoing conditions, each annual portion of the Purchase Amount shall be payable on a monthly basis.

3. SALE OF MANAGEMENT RIGHTS. If Argovitz shall not have made an election under Section 1 above (each an "Applicable Party") and the Project Company should sell its rights in the Amended Development Documents to any third party (excluding an assignment to any subsidiary of Lakes Entertainment), then LASS shall preserve the rights of the Applicable Party under this Agreement and LASS shall cause such purchaser to assume the obligations of the Project Company and LASS under this Agreement.

4. CONSENT TO TRANSFER TO LASS. The parties acknowledge, agree and consent that LASS intends to cause the Amended Development Documents to be transferred from the Project Company to LASS and upon the effective date of such transfer, LASS shall be deemed to be the "Project Company" for all purposes of this Agreement and shall be deemed to have succeeded to and assumed all of the Project Company's rights and obligations hereunder.

5. KARSS NOTE. Argovitz acknowledges and agrees that (a) LASS has released KARSS from its obligations under the KARSS Note and the KARSS Pledge Agreement pursuant to the KARSS Buyout Agreement (but is not otherwise satisfying or canceling such indebtedness, which indebtedness shall continue in full force and effect and continue to accrue interest in accordance with its original terms),
(b) LASS shall have no further obligation to make advances to KARSS or any other party under Section 4 of the Letter Agreement whether or not the rights set forth in Sections 1 or 2 hereof shall be ever exercised at a future date, and
(c) as of September 30, 2002, the outstanding principal and interest balances of the KARSS Note was $970,000 and $224,077 respectively and that no payments have been made on such Note since September 30, 2002.

6. RELEASE. Argovitz hereby releases the Project Company, Lakes Entertainment, Lakes Resorts, LASS, all of their subsidiaries, and each of their directors, officers, shareholders, employees, agents and attorneys (collectively, the "Lakes Related Parties"), and the Lakes Related Parties hereby release Argovitz from any claims or potential claims it or he has or may have against each other concerning the Project, the Project Company, the Joint Venture Documents or any of the Amended Development Documents for acts or omissions occurring on or prior to the effective date of this Agreement, but specifically excluding any claims arising from any misrepresentation, act or omission or failure to perform any obligation under this Agreement and any claims under Section 7 hereof.

7. INDEMNIFICATION. Argovitz agrees to indemnify and hold harmless each of the Lakes Related Parties from any and all loss, costs and expenses (including, without limitation, all legal fees and costs) resulting from any misrepresentation of Argovitz under this Agreement and any claims or potential claims from third parties (specifically including any claims by Willard Eugene "Bud" Smith) based on any prior dealings between such third parties and Argovitz or KARSS concerning the Project and the subject matter of the Amended Development Documents provided that (a) without limiting the forgoing, Argovitz acknowledges and agrees that he shall remain responsible for any such claims arising from Willard Eugene "Bud" Smith and Argovitz's spouse, and (b) the Project Company shall remain responsible to perform its express obligations set forth in the Amended Development Documents. However, Argovitz shall have no personal liability therefore (excluding claims of his spouse) and Lakes shall seek recourse only against payments to which Argovitz (or any of his assigns) would be entitled to under the terms of this Agreement. If Mr. Smith or anyone else recovers any money from any of the Lakes Related Parties arising from any claim within the scope of the foregoing indemnity, then and only then may the Lakes Related Parties offset fifty percent (50%) of such recovery against the amounts due Argovitz under this Agreement, provided however, that upon the commencement of an action with respect to such claim, the Lakes Related Parties may suspend any such payments, in a reasonable amount based upon the allegations stated in the action, and hold the same in escrow until the claim has been finally settled or adjudicated with interest accruing thereon at a reasonable rate to be agreed upon by the parties and if they can't agree, the issue will be settled by arbitration under Section 13 hereof.

Each of the Lakes Related Parties agrees to indemnify and hold harmless Argovitz from any and all loss, costs and expenses (including, without limitation, all legal fees and costs) resulting from any misrepresentation of any of the Lakes Related Parties under this Agreement and any claims or potential claims from third parties (excluding the rights and obligations set forth in the Amended Management Agreement and any agreement expressly referred to therein) based on any prior dealings between such third parties and any of the Lakes Related Parties concerning the Project, The Project Company and the subject matter of the Amended Development Documents which were not permitted dealings thereunder or under the Joint Venture Documents.

8. NONCOMPETE/CONFIDENTIALITY. Argovitz agrees that (a) he shall and shall cause each of his family members and any entity in which he or any of the foregoing persons shall directly or indirectly own equity interests together with any officers, directors and equity owners of such entity (collectively, the "Noncompete Parties"), to comply with each of the noncompetition and confidentiality provisions set forth in the Amended Development Documents to the same extent as if any of such Noncompete Parties was the Project Company thereunder, each of which provisions are hereby incorporated by reference, and
(b) in addition to the foregoing, that he shall not and shall cause each of the other Noncompete Parties to not directly or indirectly solicit or enter into any consulting, brokerage, management, financing or other similar agreement with any Indian tribe with respect to its gaming enterprise or with any party seeking such an agreement with such an Indian tribe or other gaming enterprise, related to a gaming enterprise located or to be located within a fifty (50) mile radius of the Shingle Springs Tribe's gaming enterprise or the Lake Tahoe area.

9. REPRESENTATIONS AND WARRANTIES. Argovitz hereby represents and warrants that (a) to the best of his knowledge, KARSS has transferred to the Project Company all rights and assets held by KARSS with respect to the Project, the Original Development Documents and the Amended Development Documents, (b) except for the Joint Venture Documents, the Amended Management Agreement and any agreement expressly referred to therein and any agreements referenced on
Schedule 9(c) hereof, neither he nor to the best of his knowledge, KARSS has entered into any agreements or understandings with any party with respect to the Project, (c) neither he nor to the best of his knowledge, KARSS has taken any act or failed to take any act that would cause a default or breach by the Project Company of its obligations under the Amended Development Documents, except those acts referenced on Schedule 9(c) hereof, (d) neither he nor to the best of his knowledge, KARSS has directly or indirectly assigned, conveyed, pledged or otherwise transferred to any party any interest or rights in the Project, the Project Company or any revenues or profits to be derived therefrom except for the KARSS Pledge Agreement, and (e) he has the full legal right and authority to execute, deliver and perform this Agreement and the consent, authority or signature of no other party is required in connection therewith.

10. SETOFF/RECOUPMENT RIGHTS. The parties acknowledge and agree that each of the Lakes Related Parties (each of which shall be an intended third party beneficiary of this provision) shall have the right to setoff or recoup any amount owing to it by Argovitz against any obligations owing by it to Argovitz under this Agreement and/or any future documents and agreements relating to Argovitz's exercise of his rights under Section 1 above or which may be entered into amongst the parties and relating to the subject matter of this Agreement.

11. FURTHER ASSURANCES. Each of the parties hereto agree to execute such additional documents and agreements as are necessary to effectuate the intents and purposes of this Agreement.

12. GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with Delaware law.

13. DISPUTE RESOLUTION/ARBITRATION. In connection with any dispute hereunder, the parties agree to negotiate in good faith for up to twenty days. If they are unable to resolve the dispute in such period, then either party may demand and such dispute shall be submitted to and resolve by binding arbitration in accordance with the following terms:

            (a) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Minneapolis Minnesota selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and
      (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in

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      compelling arbitration of any dispute. The arbitration requirement does not limit the right of any party to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver or the exercise of any secured creditor rights necessary to protect any collateral granted to any of the Lakes Related Parties, before during or after the pendency of any arbitration proceeding.

            (b) Arbitrator Powers. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

            (c) Miscellaneous. The arbitrator shall award all costs and expenses of the arbitration proceeding. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

14. ADVERSE NIGC ACTION. The parties acknowledge and agree that an important purpose of this Agreement is to allow LASS and the Project Company to get immediately licensed by the NIGC and to immediately allow the Project to move forward. Should the NIGC take any action to nullify or otherwise disrupt this Agreement, then the parties shall immediately meet and negotiate in good faith to agree to such modifications as may be necessary to obtain NIGC approval hereof while still maintaining the intents and purposes of this Agreement, with any disputes related thereto resolved by arbitration under Section 13 above.

15. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that Argovitz may not assign his rights or obligations hereunder except (a) with the prior written consent of LASS or (b) an assignment of rights, but not obligations, that is based on a "Third Party Offer" (as such term is defined in the Operating Agreement) and provided (i) he shall first provide to LASS a right of first refusal to purchase such rights upon the same terms and conditions set forth in
Section 13.4 of the Operating Agreement (provided further that no such right of first refusal shall apply after Argovitz has exercised and elected to proceed with his buyout rights under Section 2 hereof), and (ii) the Third Party Offer must not contain any contingencies and the prospective purchaser thereunder shall have deposited into escrow with Argovitz at least $500,000 as a earnest money pending the completion of the transfer, or (c) an assignment or pledge of payment rights only to Argovitz's spouse in connection with his pending divorce and/or his attorney Walker Beavers on the same terms and conditions applicable to the Pledge of a membership interest as set forth in Section 13.7 of the Operating Agreement. Any permitted assignment above shall be further conditioned upon (I) all rights of any assignee under this Agreement and any related documents and agreements shall be expressly subject and subordinate to the rights and interests of each of the Lakes Related Parties hereunder and thereunder and such assignee shall execute and deliver in favor of the Lakes Related Parties a subordination agreement in form and substance reasonably acceptable to the Lakes Related Parties, and (II) LASS receiving prior to the completion of such transfer: (i) a copy of the Third Party Offer, if applicable, and all documents and agreements relating to the transfer, (ii) a copy of the written notice from the National Indian Gaming Commission pursuant to which it shall either approve such transfer or acknowledge that no such approval is necessary for the transfer; (iii) a legal opinion in form and substance reasonably acceptable to LASS that such transfer is in compliance with all applicable federal, state and tribal laws, rules and regulations, including without limitation the Indian Gaming Regulatory Act, as amended (collectively, the "Applicable Laws"), and no additional approvals or consents of any federal, state or tribal governmental entity or third party is required with respect thereto under any Applicable Law, the Amended Development Documents or any other agreement between Argovitz and the Tribe or any of the Lakes Related Parties,
(iv) a written assignment and assumption agreement executed by Argovitz and the transferee in form and substance reasonably acceptable to LASS whereby such transferee shall receive and assume the rights and obligations of Argovitz under this Agreement; and (v) payment of all reasonable and necessary costs and expenses (including attorneys fees) of LASS incurred in connection with completing such transfer.

16. MISCELLANEOUS. Time is of the essence in the performance of this Agreement. This Agreement, the KARSS Buyout Agreement and the Joint Venture Documents embody the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in any number of counterparts and by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that this Agreement shall not become effective until all parties have executed the same.

         [The remainder of this page has been intentionally left blank]



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

   /s/ Jerry A. Argovitz
-------------------------------------
JERRY A. ARGOVITZ


LAKES KAR-SHINGLE SPRINGS, L.L.C.
By: Kean Argovitz Resorts-Shingle Springs, L.L.C.
Its: Member

         By:  /s/ Jerry A. Argovitz
         ----------------------------
         Name:  Jerry A. Argovitz
         Its: Manager and Member

         and

         By:  /s/ Kevin M. Kean
         ----------------------------
         Name:  Kevin M. Kean
         Its: Manager and Member


LAKES ENTERTAINMENT, INC.

By:  Timothy J. Cope
-------------------------------------
Timothy J, Cope
Its: Chief Financial Officer


LAKES SHINGLE SPRINGS, INC.

By:  Timothy J. Cope
-------------------------------------
Timothy J. Cope
Its: Chief Financial Officer



             SIGNATURE PAGE TO CONSENT AND AGREEMENT TO BUYOUT AND
                        RELEASE-SHINGLE SPRINGS PROECT]